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                                                                  EXHIBIT 5.1

                     [Arias, Fabrega & Fabrega letterhead]



                                 July 11, 1996



Willbros Group, Inc.
Edificio Torre Banco Germanico
Calle 50 y 55 Este, Apartado 850048
Panama 5, Republic of Panama

     Re:  Willbros Group, Inc. - Registration
     Statement on Form S-1 (File No. 333-5413)
     (the "Registration Statement")
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Gentlemen:

     We have acted as Panamanian counsel for Willbros Group, Inc., a Republic of Panama corporation (the "Company"), in connection with the proposed public offering of an aggregate of up to six million nine hundred thousand (6,900,000) shares of the Company's Common Stock, par value $.05 per share (the "Shares"), of which up to (i) six million (6,000,000) shares will be sold by certain stockholders of the Company (the "Selling Stockholders"), and (ii) nine hundred thousand (900,000) shares will be sold by the Company subject to an over-allotment option granted by the Company to the underwriters offering the Shares. As described in the Registration Statement, the Company and the Selling Stockholders are selling the Shares pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders and Dillon, Read & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the managing underwriters.

     In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate,
(b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

     Based on the foregoing, we are, of the opinion that:

     1. The Shares to be sold by the Selling Stockholders have been duly authorized and upon conversion of the preferred stock of the Company owned by the Selling Stockholders into such Shares, such Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.
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     2.  The Shares to be sold by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     We are licensed to practice in the Republic of Panama and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus covering the Shares constituting a part thereof under the captions "Management - Limitations on the Liability of Directors and Indemnification Matters", "Certain Income Tax Considerations", "Legal Matters", "Enforceability of Civil Liabilities Under the Federal Securities Laws" and "Item 14 - Indemnification of Directors and Officers".

                                            Very truly yours,

                                            ARIAS, FABREGA & FABREGA

                                            /s/ L.W. Watson III

                                            L.W. Watson III